Exhibit 99.1

News Release
May 10, 2015

Erin Energy Announces First Quarter 2016 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, May 10, 2016 - Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT: ERN) (JSE: ERN) announced today financial and operational results for the quarter ended March 31, 2016.
First Quarter 2016 and Current Highlights:

•	Current production of 10,380 BOEPD(1) (~8,900 BOPD)

•	Successfully re-established production from Oyo-8 well;

•	Commenced negotiations on drilling rig contract and long-lead production equipment;

•	Reduced operating and capital expenditure by 20%.
Chairman and CEO, Kase Lawal, commented: “With the re-opening of Oyo-8 and the success we have achieved in our cost reduction efforts, we are now better positioned to achieve financial stability in our operations. The excellent planning and execution of the Oyo-8 subsea intervention has further strengthened our confidence in our ability to execute complex deepwater operations and also speaks to the experience and quality of our operational and technical teams.”

Operations Summary

Nigeria

In Nigeria, the Company mobilized the Island Constructor intervention vessel with all the array of services required to execute a deepwater subsea intervention. The vessel started operations in Oyo field on April 25 and completed the replacement of the failed subsurface safety valve on May 3, 2016. The operation was executed on time and on budget. Current production from the Oyo field is 10,380(1) barrels of oil equivalent per day (8,900 BOPD). The Company plans further drilling activities in the fourth-quarter of 2016 to increase Oyo field production and further reduce unit operating cost for the asset.

Ghana

In Ghana, the Company and its joint venture partners are continuing discussions with the government on the Expanded Shallow Water Tano Block (ESWT) on options to enhance project economics. Erin Energy is also maturing exploration leads identified in the block and has begun to design the acquisition of a potential 3-D seismic survey tentatively scheduled for Q1 2017.

Kenya

In Kenya, the Company has continued to mature exploration leads identified on its onshore blocks, L1B and L16; and has commenced planning and designing of the next seismic acquisition on these blocks. ErinEnergy is actively seeking to farm out a portion of both the onshore blocks and its offshore blocks, L27 and L28.

Gambia

In The Gambia, Erin Energy recently acquired 1,613 square kilometers of 3-D data on its offshore A2 and A5 blocks. The Company is currently working with an outside contractor to process the newly acquired 3-D seismic data. Seismic data processing is currently in progress and the delivery of the processed 3-D seismic data is expected Q3 2016. Upon receipt of the processed data, the Company will create a high-graded inventory of drillable prospects.

Financial Summary

For the first-quarter 2016, revenues were $4.9 million, compared to nil for the same period 2015. The Company reported a net loss of $32.4 million or $0.15 per basic and diluted share, compared to a net loss of $33.1 million or $0.16 per basic and diluted share for the same period 2015.

Oyo field production averaged 1,800 barrels per day, compared to no production during the first quarter 2015. During the first-quarter 2016, The Company lifted and sold 161,000 net barrels at an average price of $30.54 per barrel. Subsequent to quarter end, Erin Energy lifted and sold an additional 140,000 net barrels at an average price of $39.95 per barrel.

Conference Call and Webcast Information

The Company will host a conference call today, May 10, 2016 at 10 a.m. CT (11 a.m. ET) to discuss first quarter results and current operations. The dial-in number is 1 877-270-2148 in the United States or +1 412-902-6510 internationally. Participants should ask the call operator to be placed on the “Erin Energy First Quarter Conference Call.” To access the live audio webcast, please visit the “Investors” section of Erin Energy’s website at www.erinenergy.com.

(1)	The Company currently uses its gas production to supplements powering of its floating production facilities.

About Erin Energy

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 40,000 square kilometers (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Contact:
Lionel McBee, +1 713 797 2960
Director, Investor Relations and Corporate Communications
lionel.mcbee@erinenergy.com